U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                FORM 8-K
                            Current Report
            Pursuant to Section 13 or 15(d) of the Securities
                        Exchange Act of 1934.

                            Date of Report
                                2/2/98

                    Commission File Number: 1-6762

                      KILLEARN PROPERTIES, INC.
          (Exact name of registrant as specified in its charter)

         Florida                                59-1095497
(State of Incorporation)               (IRS Employer Identification No.)

                         385 Country Club Drive
                         Stockbridge, GA  30281
             (Address of Principal Executive Offices)      (Zip Code)

             Registrant's telephone number, including area code:
                              (770) 389-2020


Item 1  Changes in Control of Registrant

In January 1998, the Wimberly Investment Fund, L. P., filed a 13D disclosing that it had acquired beneficial ownership of 315,430 shares of common stock of the Company representing approximately 35.5 percent of the outstanding shares of the Common Stock, based on 887,412 outstanding shares. Wimberly is a Georgia limited partnership whose sole general partner is Hudson Bridge Company, Inc., a Georgia corporation. James
M. Baker is the President and Director of Hudson Bridge Company, Inc.
and Frank Baker is a Director of Hudson Bridge Company, Inc.
Peggy D. Johnsa is listed as the Secretary and Treasurer of Hudson
Bridge Company, Inc. According to the Schedule 13D, Wimberly purchased the 315,430 shares of the Company's common stock from Proactive Technologies, Inc., in a private foreclosure sale conducted by Killearn, Inc., as a secured creditor on January 15, 1998, for $7.25 per share. Wimberly reported that the acquisition of the shares was financed by a 1 year, 8.5% loan from Killearn, Inc., secured by a pledge of the 315,430 shares of the Company's stock. According to the Schedule 13D, Wimberly has acquired the shares for investment purposes only. The Company does not have any arrangements or understandings with Wimberly, including but not limited to election of Directors, any changes of officers, or any other matters relating to the management of the Company. J.T. Williams Jr., a director of the Company, is also the President, shareholder and a Director of Wimberly's lender, Killearn, Inc. Likewise, David K. Williams, the Company's President and
Director, is also a Director and shareholder of Killearn, Inc.

Item 2  Disposition of Assets

On February 2, 1998, pursuant to a Final Agreement dated January 27, 1998, the Company deeded three parcels of land and three joint venture properties to Proactive Technologies, Inc. ("Proactive"). Proactive was a major shareholder of the Company, and Proactive's Chairman and President was the Chairman and President of the Company until recently. The Company had made demand on Proactive Technologies, Inc. to pay three notes which were in default totaling $4.9 million, including past due interest through December 31, 1997. Under the agreement, Proactive Technologies paid approximately $1.5 million to reduce the Company's debt. The Company agreed to extend until December 31, 1999 the due date on approximately $3 million balance of Proactive Technologies debt, which will bear interest at 10% per annum, payable quarterly.
The Company also sold to Proactive three parcels of land and its interest in three joint ventures for $4.4 million, which is slightly higher than the book value of these assets. Proactive Technologies will assume the outstanding bank debt secured by these assets, together will all contracts and other obligations related to these projects incurred after December 31, 1997, the result of which significantly improved the Company's liquidity by reducing its debt by approximately
$5.9 million.

Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits

Pursuant to Paragraph (b)(2) of Item 7, Pro Forma financial information will be provided in accordance with Article 11 of Regulation S-X, and will be filed as an amendment to this form 8-K within 60 days after the date of this Form 8-K.

(c) Exhibits. The following exhibits are provided in accordance with the provisions of Item 601 of Regulation S-K and are filed herewith unless otherwise noted.

FINAL AGREEMENT dated January 27, 1998 by and between Killearn Properties, Inc.,a Florida Corporation and Killearn Properties, Inc. of GA., a Georgia Corporation Proactive Technologies, Inc., a Delaware Corporation, Capital First Holdings, Inc., successor by merger to both Capital First, Inc. a Florida Corporation, and Jamesmark, Inc., a Florida Corporation
Killearn, Inc., a Georgia Corporation (hereinafter "Killearn"), J. T.
Williams, Jr., and Mark A. Conner.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   David K. Williams
                                   /s/ David K. Williams
February 2, 1998